Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED UNLESS AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE AND THE PROVISIONS OF SECTION  7 OF THIS NOTE ARE COMPLIED WITH.

PROMISSORY NOTE

$2,000,000	Rochester, New York
April 22, 2022

FOR VALUE RECEIVED, PeriShip Global LLC, a Delaware limited liability company (“Payor”), promises to pay to the order of PeriShip, LLC, (the “Lender”) the aggregate principal sum of Two Million and No/100 Dollars ($2,000,000.00) (the “Principal Amount”), together with interest on the unpaid principal balance of this Promissory Note (this “Note”) from time to time outstanding at a fixed rate per annum equal to six (6%) percent per annum (the “Stated Rate”). Upon occurrence of an Event of Default, as hereinafter defined, interest shall accrue at the rate of ten (10%) percent per annum from the date of an Event of Default until all amounts due and owing under this Note are paid in full.

1.       Interest Payments. Accrued interest shall be payable on the Final Maturity Date.

2.       Principal Payments. Payments of principal and interest of this Note shall be made in three installments with (a) the first installment, being for the amount by which the principal amount of this Note exceeds $1,500,000, due on the date that is six (6) months after the date hereof, (b) the second payment, being for the amount by which the principal amount of this Note exceeds $1,000,000, due on the date that is fifteen (15) months after the date hereof, and (c) the third and final payment, being for all accrued interest and remaining principal, due on the date that is eighteen (18) months after the date hereof. All payments shall be made by wire transfer of immediately available funds in lawful money of the United States to an account designated by the Lender and shall be applied first to accrued interest and then to the outstanding principal balance.

3.       Prepayment. Payor reserves the right to prepay the principal of this Note in whole or in part without penalty at any time and from time to time. Any prepayment shall be accompanied by accrued interest on the amount so prepaid. All such prepayments of principal shall reduce the principal payment next due under this Note in the order of maturity. All prepayments shall be made by wire transfer of immediately available funds in lawful money of the United States to an account designated by the Lender.

4.       Acceleration for Default. Upon the occurrence of any Event of Default that is not cured as provided herein, the entire unpaid balance of principal and accrued interest under this Note may be declared by the Lender to be and shall become immediately due and payable. The Lender will promptly notify the Payor in the event the Lender elects to declare the entire unpaid balance of principal and accrued interest under this Note immediately due and payable hereunder. As used herein, “Event of Default” means any of the following which is not cured in the manner and within the time periods specified below:

(a)       any failure of Payor to make any payment due under this Note within ten (10) business days following the due date thereof;

(b)       any default under, or the breach of, any covenant, representation or warranty contained in this Note, or the occurrence of any event, which with notice or lapse of time, would constitute a breach or default under this Note;

(c)       any order or judgment by a court of competent jurisdiction or written agreement by Payor of material default or breach of Payor under that certain Asset Purchase Agreement of even date pursuant to which Payor, among other things, acquired substantially all of the assets off Payor;

(d)       Payor shall make a general assignment for the benefit of creditors; shall file a petition in bankruptcy; or shall be adjudicated bankrupt or insolvent; shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; shall file any answer admitting, or shall fail reasonably to contest, the material allegations of a petition filed against it in any such proceedings; shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or any material part of its assets (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree within thirty (30) days after its entry); within sixty (60) days after the commencement of any proceeding against such Payor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or within sixty (60) days after the appointment, without the consent or acquiescence of such Payor, of any trustee, receiver or liquidator of such Payor or any material part of its assets, such appointment shall not have been vacated.

(e) Payor shall (i) enter into any transaction or series of transactions to sell substantially all of the assets of Payor, or (ii) enter into any transaction or series of transactions in which at the completion of such transaction or transactions, the current equity holders of Payor do not own at least fifty percent (50%) of the voting power and ownership equity of Payor or of any surviving entity resulting from such transaction.

5.       Certain Waivers. Payor expressly waives presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note and all other notices of any kind, and agrees to pay all costs of collection when incurred, including reasonable attorneys’ fees.

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6.       Governing Law. This Note shall be construed and enforced in accordance with the substantive laws of the State of Delaware, excluding such laws as relate to the choice of law.

7.       Transfer of Note. This Note and any interest herein may not be hypothecated, pledged, sold, distributed or otherwise transferred by the Lender without the prior written consent of Payor. This Note and any obligations hereunder may not be assigned, hypothecated, sold, distributed or otherwise transferred by Payor without the prior written consent of the Lender; provided however Payor may transfer or assign this Note upon the dissolution of Payor.

8.       Binding Effect. This Note shall be binding upon, inure to the benefit of and be enforceable by the permitted successors and assigns of Payor and the Lender.

9.       Costs of Collection and Enforcement. Payor shall pay the reasonable fees, costs and expenses (including reasonable attorney’s fees) incurred by the Lender in the collection of and/or enforcing and/or collecting this Note.

[Signature page follows.]

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In Witness Whereof, the undersigned has executed this Promissory Note as of the date first written above.

PeriShip Global LLC

By:	/s/ Patrick White
Name: Patrick White Title: Chief Executive Officer

[Signature page to Promissory Note]